Exhibit 99.1

Global Partners Reports Third-Quarter 2022 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 4, 2022--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the third quarter ended September 30, 2022.

“We delivered strong third-quarter results, driven by growth across all three segments of our business,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our Gasoline Distribution and Station Operations (GDSO) segment continued to perform well in the third quarter, reflecting increased activity at our convenience stores as a result of our recent acquisitions and higher retail fuel margins year-over-year. In our Wholesale segment, we continued to effectively manage our fuel inventory amid sustained backwardation in the gasoline and distillates markets. Our Commercial segment saw a year-over-year increase in bunkering activity.

“During the third quarter we expanded our GDSO footprint in the mid-Atlantic with the acquisition of Tidewater Convenience, a transaction that included 15 retail fuel and convenience store locations in Virginia,” Slifka continued. “At the end of the quarter, our GDSO portfolio totaled 1,684 sites, including 356 company-operated locations. Our portfolio of company-operated locations has grown more than 20 percent year over year. The M&A pipeline remains very active across all areas of our business, and we continue to evaluate potential opportunities that align with our strategic growth objectives.”

Financial Highlights

Net income was $111.4 million, or $3.12 per diluted common limited partner unit, for the third quarter of 2022 compared with net income of $33.6 million, or $0.86 per diluted common limited partner unit, in the same period of 2021.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $168.2 million in the third quarter of 2022 compared with $79.4 million in the same period of 2021.

Adjusted EBITDA was $168.5 million in the third quarter of 2022 versus $79.2 million in the same period of 2021.

Distributable cash flow (DCF) was $128.0 million in the third quarter of 2022 compared with $49.7 million in the same period of 2021.

Gross profit in the third quarter of 2022 was $328.4 million compared with $203.1 million in the same period of 2021, driven primarily by the GDSO and Wholesale segments.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $351.3 million in the third quarter of 2022 compared with $223.9 million in the same period of 2021.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2022 and 2021.

GDSO segment product margin was $261.6 million in the third quarter of 2022 compared with $177.7 million in the same period of 2021. Product margin from gasoline distribution increased to $188.0 million from $112.4 million in the year earlier period, primarily due to higher fuel margins (cents per gallon) and an increase in volume sold due to recent acquisitions. Product margin from station operations increased to $73.6 million from $65.3 million in the third quarter of 2021, primarily due to recent acquisitions.

Wholesale segment product margin was $79.3 million in the third quarter of 2022 compared with $42.3 million in the same period of 2021. The increase was primarily driven by more favorable market conditions, largely in gasoline and distillates.

Commercial segment product margin was $10.4 million in the third quarter of 2022 compared with $3.9 million in the same period of 2021, reflecting an increase in bunkering activity.

Sales were $4.6 billion in the third quarter of 2022 compared with $3.3 billion in the same period of 2021. Wholesale segment sales were $2.5 billion in the third quarter of 2022 compared with $1.8 billion in the third quarter of 2021. GDSO segment sales were $1.8 billion in the third quarter of 2022 versus $1.3 billion in the same period of 2021. Commercial segment sales were $326.2 million in the third quarter of 2022 compared with $202.5 million in the same period of 2021.

Volume was 1.3 billion gallons in each of the third quarters of 2022 and 2021. Wholesale segment volume was 779.2 million gallons in the third quarter of 2022 compared with 813.4 million gallons in the same period of 2021. GDSO volume was 430.0 million gallons in the third quarter of 2022 compared with 416.8 million gallons in the same period of 2021. Commercial segment volume was 102.1 million gallons in the third quarter of 2022 compared with 101.2 million gallons in the same period of 2021.

Recent Developments

  Global expanded its footprint in the mid-Atlantic region with the acquisition of Tidewater Convenience, Inc. The purchase included 15 gas stations and convenience store locations in Southeast Virginia.
  Global announced a quarterly cash distribution of $0.6250 per unit, or $2.50 per unit on an annualized basis, on all of its outstanding common units for the period from July 1, 2022 to September 30, 2022. The distribution will be paid November 14, 2022 to unitholders of record as of the close of business on November 8, 2022.

Business Outlook

“We have executed well through the first nine months of the year and begin the final quarter of 2022 with strong operational and financial momentum,” Slifka said. “While economic uncertainty associated with the inflationary environment merits a level of caution, we remain focused on leveraging our supply, marketing and terminalling assets to drive profitable growth across our businesses.”

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2022 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic and its impact on our counterparties, our customers and our operations and other assumptions that could cause actual results to differ materially from the Partnership's historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Sales	$4,626,747	$3,323,910	$14,450,935	$9,156,382
Cost of sales	4,298,368	3,120,852	13,634,842	8,630,247
Gross profit	328,379	203,058	816,093	526,135

Costs and operating expenses:
Selling, general and administrative expenses	65,123	54,674	182,274	155,029
Operating expenses	119,549	92,151	327,307	260,848
Amortization expense	2,118	2,742	6,734	8,138
Net gain on sale and disposition of assets	292	(192)	(81,468)	(675)
Long-lived asset impairment	-	-	-	188
Total costs and operating expenses	187,082	149,375	434,847	423,528

Operating income	141,297	53,683	381,246	102,607

Interest expense	(19,047)	(19,660)	(61,577)	(60,339)

Income before income tax expense	122,250	34,023	319,669	42,268

Income tax expense	(10,811)	(386)	(14,938)	(789)

Net income	111,439	33,637	304,731	41,479

Less: General partner's interest in net income, including
incentive distribution rights	2,027	993	5,370	2,581
Less: Preferred limited partner interest in net income	3,463	3,463	10,389	8,746

Net income attributable to common limited partners	$105,949	$29,181	$288,972	$30,152

Basic net income per common limited partner unit (1)	$3.12	$0.86	$8.52	$0.89

Diluted net income per common limited partner unit (1)	$3.12	$0.86	$8.48	$0.88

Basic weighted average common limited partner units outstanding	33,917	33,897	33,932	33,934

Diluted weighted average common limited partner units outstanding	34,008	34,087	34,058	34,225

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$15,486	$10,849
Accounts receivable, net	430,081	411,194
Accounts receivable - affiliates	3,470	1,139
Inventories	427,731	509,517
Brokerage margin deposits	28,581	33,658
Derivative assets	21,758	11,652
Prepaid expenses and other current assets	73,994	87,076
Total current assets	1,001,101	1,065,085

Property and equipment, net	1,217,006	1,099,348
Right of use assets, net	287,691	280,284
Intangible assets, net	28,972	26,014
Goodwill	410,826	328,135
Other assets	29,666	32,299

Total assets	$2,975,262	$2,831,165

Liabilities and partners' equity
Current liabilities:
Accounts payable	$549,464	$353,296
Working capital revolving credit facility - current portion	-	204,700
Lease liability - current portion	64,245	62,352
Environmental liabilities - current portion	4,582	4,642
Trustee taxes payable	38,344	44,223
Accrued expenses and other current liabilities	144,181	138,733
Derivative liabilities	24,425	31,654
Total current liabilities	825,241	839,600

Working capital revolving credit facility - less current portion	-	150,000
Revolving credit facility	99,000	43,400
Senior notes	740,589	739,310
Long-term lease liability - less current portion	231,704	228,203
Environmental liabilities - less current portion	62,749	48,163
Financing obligations	142,526	144,444
Deferred tax liabilities	65,199	56,817
Other long-term liabilities	58,794	53,461
Total liabilities	2,225,802	2,303,398

Partners' equity	749,460	527,767

Total liabilities and partners' equity	$2,975,262	$2,831,165

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$54,260	$22,458	$93,009	$62,379
Other oils and related products	25,716	22,625	130,690	54,580
Crude oil	(646)	(2,814)	(6,706)	(10,662)
Total	79,330	42,269	216,993	106,297
Gasoline Distribution and Station Operations segment:
Gasoline distribution	187,994	112,446	432,732	294,001
Station operations	73,614	65,269	200,719	176,567
Total	261,608	177,715	633,451	470,568
Commercial segment	10,389	3,916	31,042	10,807
Combined product margin	351,327	223,900	881,486	587,672
Depreciation allocated to cost of sales	(22,948)	(20,842)	(65,393)	(61,537)
Gross profit	$328,379	$203,058	$816,093	$526,135

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$111,439	$33,637	$304,731	$41,479
Depreciation and amortization	26,920	25,692	78,572	76,172
Interest expense	19,047	19,660	61,577	60,339
Income tax expense	10,811	386	14,938	789
EBITDA (1)	168,217	79,375	459,818	178,779
Net loss (gain) on sale and disposition of assets	292	(192)	(81,468)	(675)
Long-lived asset impairment	-	-	-	188
Adjusted EBITDA (1)	$168,509	$79,183	$378,350	$178,292

Reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA
Net cash provided by operating activities	$191,713	$152,615	$576,906	$99,057
Net changes in operating assets and liabilities and certain non-cash items	(53,354)	(93,286)	(193,603)	18,594
Interest expense	19,047	19,660	61,577	60,339
Income tax expense	10,811	386	14,938	789
EBITDA (1)	168,217	79,375	459,818	178,779
Net loss (gain) on sale and disposition of assets	292	(192)	(81,468)	(675)
Long-lived asset impairment	-	-	-	188
Adjusted EBITDA (1)	$168,509	$79,183	$378,350	$178,292

Reconciliation of net income to distributable cash flow
Net income	$111,439	$33,637	$304,731	$41,479
Depreciation and amortization	26,920	25,692	78,572	76,172
Amortization of deferred financing fees	1,347	1,211	4,084	3,810
Amortization of routine bank refinancing fees	(1,138)	(1,002)	(3,457)	(3,052)
Maintenance capital expenditures	(10,548)	(9,841)	(27,844)	(28,135)
Distributable cash flow (1)(2)(3)	128,020	49,697	356,086	90,274
Distributions to preferred unitholders (4)	(3,463)	(3,463)	(10,389)	(8,746)
Distributable cash flow after distributions to preferred unitholders	$124,557	$46,234	$345,697	$81,528

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$191,713	$152,615	$576,906	$99,057
Net changes in operating assets and liabilities and certain non-cash items	(53,354)	(93,286)	(193,603)	18,594
Amortization of deferred financing fees	1,347	1,211	4,084	3,810
Amortization of routine bank refinancing fees	(1,138)	(1,002)	(3,457)	(3,052)
Maintenance capital expenditures	(10,548)	(9,841)	(27,844)	(28,135)
Distributable cash flow (1)(2)(3)	128,020	49,697	356,086	90,274
Distributions to preferred unitholders (4)	(3,463)	(3,463)	(10,389)	(8,746)
Distributable cash flow after distributions to preferred unitholders	$124,557	$46,234	$345,697	$81,528

(1) EBITDA, Adjusted EBITDA and distributable cash flow for each of the three and nine months ended September 30, 2021 include a $3.1 million expense for compensation resulting from the retirement of the Partnership's former chief financial officer in August of 2021. EBITDA, Adjusted EBITDA and distributable cash flow for the nine months ended September 30, 2021 include a $6.6 million expense for compensation and benefits resulting from the passing of the Partnership's general counsel in May of 2021. This expense relates to contractual commitments including the acceleration of grants previously awarded as well as a discretionary award in recognition of service.
(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3) Distributable cash flow for the nine months ended September 30, 2022 includes a net gain on sale and disposition of assets of $81.5 million, primarily related to the sale of the Partnership's terminal in Revere, Massachusetts in June of 2022. The respective net (loss) gain on sale and disposition of assets for the three months ended September 30, 2022 and for each of the three and nine months ended September 30, 2021 was immaterial.
(4) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Chief Legal Officer and Secretary
Global Partners LP
(781) 894-8800